Exhibit 4

Execution Version

REIMBURSEMENT AND PLEDGE AGREEMENT

This Reimbursement and Pledge Agreement, dated as of October 29, 2019 (this “Agreement”), is between SunPower Corporation, a Delaware corporation (the “Grantor”), and Total S.A., a société anonyme organized under the laws of the Republic of France, having its registered office at 2 place Jean Millier, La Défense 6, 92400 Courbevoie France and registered with the register of commerce and companies and Nanterre under number 542 051 180 R.C.S. Nanterre (the “Secured Party” and, together with the Grantor, the “Parties” and each, a “Party”).

PRELIMINARY STATEMENTS:

A. The Grantor is receiving a benefit from the Secured Party pursuant to the Parent Guaranty dated as of the date hereof (as amended, restated, supplemented, replaced or otherwise modified, the “Guaranty”), between the Secured Party and Crédit Agricole Corporate and Investment Bank (the “Lender”). The Guaranty is entered into in connection with that certain Revolving Credit Agreement dated as of the date hereof (as amended, restated, supplemented, replaced or otherwise modified, the “Credit Agreement”) by and between the Grantor and the Lender.

B. In consideration of the benefits received by the Grantor due to the Secured Party’s entering into the Guaranty, the Grantor desires to undertake certain obligations as more fully set forth below and grant to the Secured Party a security interest in and lien on the Pledged Interests (as defined below) pursuant to the terms of this Agreement.

AGREEMENT:

In consideration of the foregoing and the mutual agreements contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:

SECTION 1. INTERPRETATION:

This Agreement is to be interpreted in accordance with the rules of construction set forth on Annex A. Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth for such terms on Annex A. All annexes, schedules and exhibits to this Agreement are deemed to be a part of this Agreement

SECTION 2. SECURITY INTEREST:

2.1 Grant of Security Interest. As security for the payment or performance, as the case may be, of the Obligations (as defined in the Guaranty) by the Grantor, the Grantor hereby grants to the Secured Party a security interest in all of its right, title and interest in, to and under all of the following property, whether now existing or hereafter from time to time acquired or issued and wherever located (collectively, the “Collateral”):

(A)

all investment property and general intangibles consisting of the ownership, equity or other similar interests set forth on Schedule 1 hereto, including shares of capital stock, limited liability company membership interests and partnership interests (the “Pledged Interests”);

(B)	all certificates, instruments, writings and securities evidencing the Pledged Interests;

(C)

all dividends, distributions, capital, profits and surplus and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer thereof and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Interests or the ownership thereof;

(D)

all management rights, all voting rights, any interest in any capital account of a shareholder or member in any issuer of Pledged Interests, all rights as and to become a shareholder, member or partner of any such issuer, as applicable, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of any such issuer, all of the Grantor’s right, title and interest as a member or shareholder to any and all assets or properties of any such issuer, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing;

(E)

all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for the Grantor in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the foregoing; and

(F)	all proceeds, supporting obligations and products of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

2.2 Collateral Descriptions Inclusive. The inclusion of any item or type of property in any clauses in Section 2.1 or in any of the defined terms used therein does not imply the exclusion of such item or type of property from any of the other clauses of Section 2.1 or any of the definitions used therein.

2.3 No Assumption of Liability. The security interest hereunder is granted as security only and does not subject the Secured Party to any obligation or liability of the Grantor with respect to or arising out of any of the Collateral or in any way alters or modifies such obligations or liabilities. The Grantor remains liable under each agreement, interest or obligation included in or related to the Collateral to observe and perform the conditions and obligations to be observed and performed by the Grantor thereunder, all in accordance with and pursuant to the terms and provisions thereof. The Secured Party’s exercise of any of its rights under this Agreement does not release the Grantor from any of its duties or obligations under any agreement, interest or obligation included in or related to the Collateral.

2.4 Power of Attorney. The Grantor appoints the Secured Party as its true and lawful attorney-in-fact and in such capacity, upon the occurrence and during the continuance of an Event of Default, the Secured Party has, without any further action required by the Grantor, with full power of substitution and in the name of the Grantor or otherwise, the right to:

(A)	vote the Pledged Interests;

(B)

collect, receive, indorse, present, assign, deliver or otherwise deal with any money, promissory notes, acceptances, letters of credit, checks, drafts, money orders or other evidences of payment relating to the Collateral;

(C)	demand, collect, exercise rights and remedies, settle, adjust or compromise or give receipts, credits, allowances, discounts, discharges, releases or acquittances with respect to any Collateral;

(D)

enter into agreements with the issuers of uncertificated securities that are Pledged Interests or with securities intermediaries holding Pledged Interests as may be necessary or advisable to give the Secured Party control (as defined in the UCC) over such Pledged Interests;

(E)	discharge past due taxes, assessments, charges, fees or Liens on the Collateral;

(F)

commence and prosecute any and all suits, actions or proceedings at law or in equity in or before any court or other tribunal (including any arbitration proceedings) to collect or otherwise realize on all or any of the Collateral, or to enforce any rights of the Grantor in respect of the Collateral;

(G)	settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to any of the Collateral;

(H)

exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Interests would be entitled under this Agreement or applicable law (including giving or withholding written consents of shareholders or other equity owners, calling meetings of shareholders or other equity owners and voting at such meetings); or

(I)

use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with the Collateral, and to do all other acts and things necessary or appropriate to carry out the intent and purposes of this Agreement, as fully and completely as though the Secured Party were the absolute owner of the Collateral for all purposes.

Nothing in this Section 2.4 requires or obligates the Secured Party to take any action with respect to the Collateral or the monies due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Secured Party with respect to the Collateral gives rise to any defense, counterclaim or offset in favor of the Grantor or to any claim or action against the Secured Party. The provisions of this Section 2.4 do not relieve the Grantor of its obligations under this Agreement or impose any obligation on the Secured Party to proceed in any particular manner, or in any way limit the exercise by the Secured Party of any other or further right it may have, whether under this Agreement, by law or otherwise. The appointment of the Secured Party as the Grantor’s attorney-in-fact for the purposes set forth in this Section 2.4 is a presently effective appointment, is coupled with an interest and is irrevocable until the termination of this Agreement pursuant to Section 7.10.

2.5 Authorization and Ratification of Financing Statements. The Grantor authorizes the Secured Party (or its designee) to file all financing statements, amendments thereto, continuations thereof and other documents to perfect and maintain a perfected security interest in the Collateral. Any financing statement or amendments thereto filed by the Secured Party may be filed in any filing office in any UCC jurisdiction and may (a) indicate the Collateral by any description which reasonably approximates the description contained in this Agreement and (b) contain any other information required by the UCC or any filing office. The Grantor ratifies its authorization for the Secured Party (or its designee) to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

2.6 Indemnity. The Grantor shall indemnify the Secured Party and its Affiliates, directors, officers, employees, agents and advisors (each such Person being called an “Indemnitee”) against, and shall hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (a) the negotiation, execution, delivery and implementation of this Agreement or any agreement, instrument or other document contemplated hereby, the performance by the Parties of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Grantor or any Subsidiary, or any environmental liability related in any way to the Grantor or any Subsidiary or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that the indemnity provided under this Section 2.6 is not, as to any Indemnitee, available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

SECTION 3. CONDITIONS PRECEDENT

3.1 This Agreement shall become effective upon the satisfaction of the following conditions precedent, except as otherwise agreed between the Grantor and the Secured Party:

(A)

The Secured Party shall have received executed counterparts of this Agreement, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals), in form and substance reasonably satisfactory to the Secured Party and its legal counsel.

(B)

The Secured Party shall have received certificates representing the Pledged Interests, accompanied by undated stock or membership interest powers executed in blank (or confirmation in lieu thereof reasonably satisfactory to the Secured Party and its legal counsel that such certificates and powers have been sent for overnight delivery to the Secured Party or its designee).

(C)

The Secured Party shall have received evidence that all other actions, recordings and filings required to perfect and maintain a perfected security interest in the Collateral shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Secured Party (it being understood that the Grantor providing authorization to the Secured Party to take such actions or make such recordings and filings that can be taken or made by the Secured Party and to the extent agreed to be taken or made by the Secured Party shall be reasonably satisfactory to the Secured Party).

(D)

The Grantor shall have provided to the Secured Party a copy of a Joinder Agreement duly executed by Grantor joining the Grantor to the Stockholders Agreement, and such Joinder Agreement shall be in full force and effect on the date hereof.

(E)

The Grantor shall have provided to the Secured Party evidence reasonably satisfactory to Secured Party that it has delivered to Enphase Energy, Inc. a Joinder Agreement duly executed by the Secured Party and otherwise in form and substance satisfactory to the Secured Party.

(F)	No Event of Default shall exist or shall have occurred and be continuing.

SECTION 4. REPRESENTATIONS:

The Grantor makes the following representations to the Secured Party, which representations survive the execution and delivery of this Agreement:

4.1 Authority. The execution and delivery of this Agreement, the performance of its obligations hereunder and the granting of the security interest in the Collateral to the Secured Party pursuant hereto (a) are within the Grantor’s organizational power and authority, (b) have been authorized by all necessary organizational action by the Grantor, (c) do not require the consent or approval of any other Person other than any consent or approval that has been obtained and (d) do not violate or result in a default under any other material indenture, agreement or other instrument binding upon the Grantor or any of its respective assets, or give rise to a right thereunder to require any payment to be made by the Grantor.

4.2 Title; No Other Liens. The Grantor has rights in the Collateral or the power to transfer rights in the Collateral to the Secured Party. The Collateral is not encumbered by any Liens other than the Liens created hereby and inchoate Liens. No financing statement or other public notice with respect to any part of the Collateral is on file or of record in any public office, and the Grantor has not authorized any such filing or recording other than as provided by Section 2.5.

4.3 Valid, Perfected Liens. The Liens and other security interests granted pursuant to this Agreement constitute a legal and valid Lien on and security interest in the Collateral in favor of the Secured Party. All filings, notifications and actions required by the terms of this Agreement to have been given, made, obtained or accomplished have been given, made, obtained and accomplished and, after giving effect to such filings, notifications and actions, the security interest granted in the Collateral pursuant to this Agreement is perfected to the maximum extent a security interest can be perfected under the UCC of any applicable jurisdiction. Without limiting the foregoing, the Grantor has taken all actions necessary or desirable to establish the Secured Party’s control (as defined in the UCC) with respect to the Pledged Interests.

4.4 Pledged Interests. Schedule 1 sets forth for each of the Pledged Interests described therein (a) the name, jurisdiction of organization and type of entity of the issuer of such Pledged Interests, (b) the number of shares and type or class thereof for all Equity Interests of the issuer such Pledged Interests, (c) the percentage of all outstanding Equity Interests of the issuer of such Pledged Interests represented thereby and (d) whether such Equity Interests are certificated and if so, a description of all certificates evidencing such Equity Interests. Schedule 1 sets forth whether any Collateral is held by a securities intermediary and if so, the name of such securities intermediary and a description of such Collateral or the account number of the securities account maintained by such securities intermediary for the Grantor. The certificates delivered to the Secured Party representing an Equity Interest and all Equity Interests in limited liability companies or partnerships are securities (as defined in Article 8 of the UCC) as a result of actions by the issuer of the Pledged Interests or otherwise. There are no warrants, options or other rights entitling the Grantor or any other Person to purchase or acquire any Equity Interests in the Issuer. As of the date hereof the value of the Enphase Equity Interests is greater than or equal to 150% of the Obligations (as defined in the Guaranty).

4.5 Grantor Information. Schedule 2 sets forth the Grantor’s (a) legal name, (b) type of entity, (c) address of its chief executive office, (d) jurisdiction of organization and (e) federal employee identification number and, if applicable, organizational identification number issued to it by its jurisdiction of organization. Except as set forth on Schedule 2, during the five years prior to the date hereof, the Grantor has not changed its type of entity or jurisdiction of organization.

SECTION 5. COVENANTS:

Until the Guaranty has been terminated and the Secured Party has no further obligation to the Lender pursuant to the terms thereof (other than contingent indemnification obligations for which no claim has been asserted):

5.1 Liens; Defense of Title. The Grantor shall not create, incur or suffer to exist any Lien on or security interest in the Collateral other than the Liens and security interests created hereby and inchoate Liens. The Grantor shall not authorize the filing of any financing statement or other public notice naming it as debtor covering any portion of the Collateral, other than pursuant to Section 2.5. The Grantor, at its sole cost and expense, shall take any and all commercially reasonable actions to defend title to the Collateral against any Person and to defend the validity, enforceability, perfection, effectiveness and priority of the security interest of the Secured Party in the Collateral against any Lien other than inchoate Liens.

5.2 Notices. The Grantor shall promptly notify the Secured Party in writing (in reasonable detail) of (a) the imposition of any Lien on or security interest in any of the Collateral other than inchoate Liens or (b) the occurrence of any event that could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or the security interest created hereunder.

5.3 Disposition of Collateral; Negative Pledge. The Grantor shall not sell, transfer or otherwise dispose of any Collateral. The Grantor shall cause the Issuer not to (a) incur or permit to exist any Lien on any property of Issuer, including the Enphase Equity Interests, (b) permit to exist any warrants, options or other rights entitling the holder thereof to purchase or acquire any Enphase Equity Interests or (c) sell, transfer or otherwise dispose of any Enphase Equity Interests; provided that, the Issuer may, and may cause any of its Subsidiaries to, sell, transfer or otherwise dispose of any portion of the Enphase Equity Interests in accordance with the terms of the Stockholders Agreement, so long as (x) the value of the Enphase Equity Interests owned by the Issuer after giving effect to such sale, transfer or disposition and any simultaneous repayment of obligations under the Credit Agreement, on a pro forma basis, is greater than or equal to 150% of the Obligations (as defined in the Guaranty) and (y) the net proceeds of such sale, transfer or other disposition are applied to repay indebtedness outstanding under the Credit Agreement, if any.

5.4 Collateral Records; Inspections. The Grantor shall maintain complete and accurate books and records with respect to the Collateral. The Grantor shall permit the Secured Party (or any representative thereof) to conduct inspections and verifications of the Collateral, upon reasonable prior notice to the Grantor.

5.5 Fundamental Changes. The Grantor shall not change (a) its legal name, (b) its type of entity, (c) its chief executive office, (d) its jurisdiction of formation or organization or (e) its federal employee identification number or, if applicable, the organizational identification number issued to it by its jurisdiction of organization, in each case unless it has given the Secured Party written notice of such change at least 10 days prior to such change and taken any reasonable action requested by the Secured Party to continue the perfection of any of its Liens or other security interests in the Collateral.

5.6 Pledged Interests.

(A)

The Grantor shall deliver to the Secured Party all certificates or instruments, if any, evidencing the Pledged Interests, duly indorsed in blank pursuant to an undated stock power or such other instruments of transfer as are reasonably acceptable to the Secured Party sufficient to grant the Secured Party control (as defined in the UCC) with respect to such Pledged Interests.

(B)

The Grantor shall, with respect to Collateral held with a securities intermediary, provide the Secured Party with an agreement, in form and substance reasonably satisfactory to the Secured Party, duly executed by the Grantor and such securities intermediary, which agreement, among other things, (i) gives the Secured Party control (as defined in the UCC) with respect to such Collateral and (ii) waives or subordinates all Liens or claims that such securities intermediary may assert against such Collateral.

(C)

The Grantor shall not, without the prior written consent of the Secured Party in its sole discretion, vote or exercise any other rights relating to the Pledged Interests that would have the effect of materially impairing the rights of the Secured Party in respect of the Pledged Interests, including, without limitation, (i) voting to enable, or take any other action to permit, any issuer of Pledged Interests to amend its organizational documents in any manner that materially changes the rights of the Grantor with respect to any Pledged Interests or adversely affects the validity, perfection or priority of the Secured Party’s Lien thereon and security interest therein, (ii) permit any issuer of Pledged Interests to issue any additional Equity Interests of any nature or issue securities convertible into Equity Interests of any such issuer or grant the right of purchase or exchange for any Equity Interests of any such issuer, (iii) enter into any agreement or undertaking (other than this Agreement) restricting the right or ability of the Grantor or the Secured Party to sell, assign or transfer any of the Pledged Interests or proceeds thereof or any interest therein or (iv) cause or permit any Pledged Interests of partnerships or limited liability companies that are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if any issuer of any such Pledged Interests takes any such action in violation of the foregoing in this clause (iv), the Grantor shall promptly notify the Secured Party in writing of any such election or action and, in such event, shall promptly take all steps necessary or advisable to establish the Secured Party’s control (as defined in the UCC) thereof.

(D)

The Grantor shall not incur additional indebtedness under the Credit Agreement if, on a pro forma basis immediately after giving effect to such incurrence of additional indebtedness, the value of the Enphase Equity Interests shall be less than 150% of the Obligations (as defined in the Guaranty).

5.7 Further Assurances. The Grantor shall, at its sole cost and expense, duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such reasonable actions as the Secured Party may from time to time reasonably request to better assure, preserve, protect and perfect the security interest of the Secured Party in the Collateral, and the rights and remedies of the Secured Party hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof. The Grantor shall furnish to the Secured Party such statements and schedules identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Secured Party may reasonably request, all in such detail as the Secured Party may specify.

5.8 Reimbursement. Within two Business Days after a Payment Event and the Grantor’s receipt of written or electronic notice of such Payment Event from the Secured Party, the Grantor shall pay to the Secured Party the full amount of such payment made by the Secured Party to the Lender.

5.9 Guaranty Fee. Grantor shall pay Secured Party a guaranty fee of 0.25% per annum (the “Guaranty Fee”) on the outstanding Obligations (as defined in the Guaranty). The Guaranty Fee shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Guaranty or the Credit Agreement shall expire or be terminated as provided therein. The Guaranty Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable, and shall be payable quarterly in arrears on the last Business Day of March, June, September and December in each year.

5.10 Restriction on Issuer Activities. Grantor shall cause the Issuer not to engage in any material operating or business activities or own any direct Equity Interest in any Person other than Enphase; provided that the following activities shall be permitted in any event: (a) the Issuer’s ownership of Equity Interests of Enphase, (b) the maintenance of the Issuer’s legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (c) payment of taxes and dividends and making contributions to the capital to Enphase and its Subsidiaries, and receiving, and holding proceeds of, dividends or distributions and distributing or otherwise utilizing the proceeds thereof, (d) holding any cash incidental to any activities permitted under this Section 5.10, (e) holding directors’ and shareholders’ meetings and otherwise managing, through their respective board, directors, officers and managers, the business of Issuer and its Subsidiaries and (f) any other activities incidental to the foregoing or customary for passive holding companies.

SECTION 6. REMEDIES:

6.1 Remedies Generally. Upon the occurrence and during the continuation of an Event of Default, the Secured Party may:

(A)

exercise those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law when a debtor is in default under a security agreement;

(B)	sell or otherwise dispose of any of the Collateral at public or private sales and take possession of the proceeds of any such sale or disposition;

(C)

transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Interests, exchange certificates or instruments representing or evidencing Pledged Interests for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto, including exchange, subscription or any other rights, privileges or options pertaining to any Pledged Interests, and otherwise act with respect to the Pledged Interests as though the Secured Party was the absolute owner thereof;

(D)	collect and receive all cash dividends, interest, principal and other distributions made on any Pledged Interests; and

(E)	exercise any other rights and remedies provided in this Agreement.

6.2 Dispositions.

(A)

Any Collateral to be sold or otherwise disposed of pursuant to Section 6.1 may be sold or disposed of at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Grantor’s premises or elsewhere) upon such terms and conditions as the Secured Party may deem commercially reasonable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any sale or disposition of Collateral may be made without the Secured Party giving warranties of any kind with respect to such sale or disposition and the Secured Party may specifically disclaim any warranties of title or the like.

(B)

If any notice of a proposed sale or disposition of the Collateral is required by law, such notice is deemed commercially reasonable and proper if given at least ten days before such sale or disposition.

(C)

The Secured Party has the right upon any public sale of Collateral and, to the extent permitted by law, upon any such private sale of Collateral, to purchase the whole or any part of the Collateral so sold or disposed of free of any right of equity redemption, which equity redemption the Grantor hereby waives. Upon any sale or disposition of Collateral, the Secured Party has the right to deliver and transfer to the purchaser or transferee thereof the Collateral so sold or disposed of.

(D)

Until the Secured Party is able to effect a sale or disposition of the Collateral, the Secured Party has the right to hold or use the Collateral, or any part thereof, for any purpose deemed appropriate by the Secured Party.

(E)

The Grantor recognizes that the Secured Party may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof. The Grantor acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale is not deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Secured Party is under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Grantor or the applicable issuer of the Pledged Interests to register Pledged Interests for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the Grantor and such issuer agree to do so.

(F)

The Secured Party shall apply the net proceeds of any action taken by it pursuant to this Section 6.2, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations (as defined in the Guaranty), and after such application and the payment by the Secured Party of any other amount required by any provision of law, the Secured Party shall promptly (i) return the surplus, if any, to the Grantor, and (ii) transfer the Pledged Interests to the Grantor.

6.3 Grantor’s Obligations Upon Default. Promptly upon the request of the Secured Party after the occurrence and during the continuation of an Event of Default, the Grantor shall:

(A)	assemble and make available to the Secured Party all books and records relating to the Collateral as specified by the Secured Party;

(B)

prepare and file, or cause the applicable issuer of Pledged Interests to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Interests as the Secured Party may request, all in form and substance satisfactory to the Secured Party, and furnish to the Secured Party, or use commercially reasonable efforts to cause the issuer of the applicable Pledged Interests to furnish to the Secured Party, any information regarding the Pledged Interests in such detail as the Secured Party may specify;

(C)

take, or use commercially reasonable efforts to cause issuer of the applicable Pledged Interests to take, any and all actions necessary to register or qualify the Collateral to enable the Secured Party to consummate a public sale or other disposition of the Collateral; and

(D)

hold all proceeds, dividends, interest, principal and other distributions made on or in respect of any Pledged Interests in trust for the benefit of the Secured Party, segregated from the other property or funds of the Grantor, and promptly deliver such proceeds, dividends, interest, principal and other distributions to the Secured Party as Collateral in the same form as so received (with any necessary endorsement).

The Grantor acknowledges that its failure to perform any of the covenants contained in this Section 6.3 will cause irreparable injury to the Secured Party, that the Secured Party has no adequate remedy at law in respect of such failure and, consequently, if the Grantor fails to perform any of such covenants, such covenant will be specifically enforceable against the Grantor, and the Grantor waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Obligations (as defined in the Guaranty) are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

6.4 Right of Secured Party to Block Advances.

(A)

Delivery of Block Notice. The Secured Party may suspend the right of the Grantor to obtain additional borrowings and advances of funds under the Credit Agreement that are subject to this Agreement at any time following the occurrence and during the continuance of a Trigger Event, in each case by delivering to the Lender a written notice to such effect (a “Notice of Block”). Such Notice of Block shall be made and shall be deemed effective when properly given in the manner specified in Section 7.5 of this Agreement. The Lender will have no duty to investigate or make any determination with respect to any Notice of Block received by it and will comply with any Notice of Block given by the Secured Party. The Lender may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Secured Party.

(B)

Compliance with Notice. From and after the date that is three Business Days after a Notice of Block is delivered to the Lender pursuant to and in accordance with the provisions of clause (A) above, and until either (i) the Secured Party delivers to the Lender a written notice rescinding such Notice of Block or (ii) this Agreement is terminated, no additional advances by the Lender may be made to the Grantor pursuant to the Credit Agreement without the prior written consent of the Secured Party.

6.5 Remedies Cumulative; Waiver. The rights and remedies of the parties under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by them of any rights hereunder. To the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default, the Grantor shall not plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and the Grantor waives the benefit of all such laws to the extent it lawfully may do so. The Grantor shall not interfere with any right, power and remedy of the Secured Party provided in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Secured Party of any one or more of such rights, powers or remedies.

SECTION 7. MISCELLANEOUS:

7.1 Governing Law. THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS CREATED HEREBY).

7.2 Taxes; Expenses. The Grantor shall pay any taxes (including income taxes) payable or ruled payable by federal or state authority in respect of this Agreement, together with interest and penalties, if any. The Grantor shall reimburse the Secured Party for any and all out-of-pocket expenses and charges (including reasonable attorneys’, auditors’ and accountants’ fees) paid or incurred by the Secured Party in connection with the negotiation, execution, implementation, administration or enforcement of this Agreement. Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms of this Agreement are borne solely by the Grantor.

7.3 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction is, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without effecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction does not invalidate such provision in any other jurisdiction.

7.4 Integration. This Agreement constitutes the entire contract among the Parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7.5 Notices. All notices and other communications provided for in this Agreement must be in writing and shall be personally delivered or sent by facsimile, electronic mail, certified or registered mail. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by facsimile or electronic mail, deemed receipt will be upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement). If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent (i) if to the Secured Party, to: Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention: Jean-Luc Guiziou, VP Subsidiary Finance Operations, Telephone: +33 1 47 44 26 95, Telecopy No.: +33 1 47 44 50 95, Email: jean-luc.guiziou@total.com, with a copy to: Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention: Jean-Marc Lievens, Telephone +33147447125, Telecopy No.: +33 1 47 44 47 92, Email: jean-marc.lievens@total.com and Total, S.A., 2 Place Jean Millier, La Défense 6, 92400 Courbevoie, France, Attention; Lee Young, Legal Director Mergers, Acquisitions & Finance, Telephone: +33141355560, Telecopy No +33 1 47 44 43 05, Email: lee.young@total.com; and (ii) if to the Grantor, to: SunPower Corporation, 51 Rio Robles, San Jose, CA 95134, Attention: General Counsel, Email: legalnotices@sunpower.com or to such other place and with such other copies as the Secured Party or the Grantor may designate as to itself by written notice to the other pursuant to this Section 7.5.

7.6 Amendments. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the Parties.

7.7 No Implied Waivers. No failure to exercise and no delay in exercising any right or remedy under this Agreement operates as a waiver thereof. No single or partial exercise of any right or remedy under this Agreement, or any abandonment or discontinuance thereof, precludes any other or further exercise thereof or the exercise of any other right or remedy. No waiver or consent under this Agreement is applicable to any events, acts or circumstances except those specifically covered thereby.

7.8 Successors and Assigns. This Agreement is binding upon, and inures to the benefit of, the Parties and their respective successors and permitted assigns. The Grantor may not assign or transfer any of its interests or rights, or delegate its duties or obligations, under this Agreement, in whole or in part, without the prior written consent of the Secured Party. The Secured Party may not assign or transfer any of its interests, rights or remedies, or delegate its duties or obligations, under this Agreement, in whole or in part, without the prior written consent of the Grantor. Nothing in this Agreement, expressed or implied, may be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or by reason of this Agreement.

7.9 Submission to Jurisdiction; Waiver of Jury Trial.

(A)

The Parties agree that any action or proceeding with respect to this Agreement or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the courts of the State of New York and each Party submits to the jurisdiction of such court for the purpose of any such action, proceeding or judgment.

(B)

Each Party irrevocably consents to service of process in the manner provided for notice in Section 7.5. Nothing in this Agreement affects the right of any Party to service process in any other manner permitted by applicable law.

(C)

Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.9(A). Each Party irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(D)

EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER REASON). IF ANY ACTION OR PROCEEDING IS FILED IN A COURT OF THE STATE OF NEW YORK BY OR AGAINST ANY PARTY IN CONNECTION WITH ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO AND EACH PARTY DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER NEW YORK LAW ITS RIGHT TO A TRIAL BY JURY, THE GRANTOR IS SOLELY RESPONSIBLE TO PAY ALL FEES AND EXPENSES OF ANY REFEREE APPOINTED IN SUCH ACTION OR PROCEEDING.

7.10 Termination; Reinstatement. This Agreement continues in effect until (a) the Guaranty is terminated and (b) the Secured Party has no further obligation to the Lender pursuant to the terms of the Guaranty (other than contingent indemnification obligations for which no claim has been asserted).

7.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission is as effective as delivery of a manually executed counterpart of this Agreement.

(Signature page(s) follow)

The Parties have executed and delivered this Agreement as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Manavendra S. Sial
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer

TOTAL S.A., as Secured Party

By:	/s/ Jean-Pierre Sbraire
Name: Jean-Pierre Sbraire
Title: Chief Financial Officer

ANNEX A

Rules of Construction

1. Definitions. Terms defined in the UCC that are not otherwise defined in this Agreement are used herein as defined in the UCC. As used in this Agreement, the plural includes the singular and the singular includes the plural. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, where “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controls” and “Controlled” have the meanings correlative thereto.

“Agreement” has the meaning set forth for such term in the preamble.

“Business Day” means a day of the year other than (a) Saturdays, (b) Sundays or (c) any day on which banks are required or authorized by law to close in either or both of New York City or Paris, France.

“Collateral” has the meaning set forth for such term in Section 2.1.

“Credit Agreement” has the meaning set forth for such term in the preliminary statements.

“Debtor Relief Laws” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor or replacement statute and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Enphase” Enphase Energy, Inc., a Delaware corporation.

“Enphase Equity Interests” means those certain Equity Interests of Enphase Energy, Inc., a Delaware corporation, owned by SunPower Equity Holdings, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Grantor whose Equity Interests are pledged pursuant to this Agreement.

“Equity Interests” means all investment property and general intangibles consisting of the ownership, equity, or other similar interests, including all shares of capital stock, limited liability company membership interests and partnership interests, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” means the occurrence of any of the following:

(a)	failure by Grantor to pay any amount to Secured Party when due and payable pursuant to Section 5.9 and such failure continues for two (2) Business Days after the occurrence thereof;

(b)

any representation or warranty of the Grantor is not true and correct in any material respect (or, with respect to any such representation or warranty that is qualified as to “materiality”, “material adverse effect” or similar language, in any respect) on and as of the date hereof

(unless, if the circumstances giving rise to such misrepresentation or breach of warranty are capable of being remedied, Grantor remedies such circumstances within ten (10) Business Days after receipt of notice to Grantor from the Lender specifying such inaccuracy);

(c)	the Grantor shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.3, 5.5, 5.7, 5.8 or 5.10;

(d)

the Grantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement and not specified in clause (c) above and such failure continues for ten (10) Business Days after the occurrence thereof; and

(e)

the Grantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property, or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of Grantor and the appointment continues undischarged or unstayed for sixty (60) days, or any proceeding under any Debtor Relief Law relating to the Grantor or to all or any material part of its property is instituted without the consent of the Grantor and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding.

“Grantor” has the meaning set forth for such term in the preamble.

“Guaranty” has the meaning set forth for such term in the preliminary statements.

“Guaranty Fee” has the meaning set forth for such term in Section 5.10.

“Issuer” means SunPower Equity Holdings, LLC, a Delaware limited liability company.

“Joinder Agreement” means a Joinder to Stockholders Agreement and Guarantee joining the applicable executing party to the Stockholders Agreement.

“Lender” has the meaning set forth for such term in the preliminary statements.

“Lien” means any security interest, pledge, mortgage, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Notice of Block” has the meaning set forth for such term in Section 6.4.

“Parties” has the meaning set forth for such term in the preamble.

“Payment Event” means the payment by Secured Party to Lender of any and all Obligations (as defined in the Guaranty), as required by the Lender pursuant to the terms of the Guaranty.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Interests” has the meaning set forth for such term in Section 2.1(A).

“Secured Party” has the meaning set forth for such term in the preamble.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of August 9, 2018, by and between Grantor and Enphase Energy, Inc., as amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of any Person (the “parent”) means and includes any other Person in which the parent directly or indirectly through one or more Persons holds more than 50% of the Equity Interests of such other Person. Unless otherwise expressly provided, all references to “Subsidiary” herein mean a Subsidiary of the Grantor.

“Trigger Event” means the occurrence of either of the following events (a) the value of the Enphase Equity Interests (determined by the average closing price over the previous 5 days) is less than 150% of the Obligations (as defined in the Guaranty) or (b) an Event of Default.

“UCC” means the Uniform Commercial Code of the State of New York or of any other jurisdiction the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Secured Party’s security interest in any Collateral.

2. Use of Certain Terms. As used in this Agreement, “include,” “includes” and “including” have the inclusive meaning of “including without limitation.” All pronouns and any variations thereof refer to masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

3. Headings and References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to articles, sections, clauses, annexes, schedules and exhibits refer to articles, sections, clauses, annexes, schedules and exhibits of this Agreement. The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms of this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Unless otherwise expressly indicated in this Agreement, the words “above” and “below,” when following a reference to a clause of this Agreement, refer to a clause within the same section of such Agreement. References in this Agreement to this Agreement or any other agreement are deemed to (a) refer to this Agreement or such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time under the provisions hereof or thereof, unless expressly stated otherwise or unless such amendment, restatement, supplement or modification is not permitted by the terms of this Agreement and (b) include all schedules, exhibits and appendices thereto. References in this Agreement to any law, rule, statute or regulation are deemed to refer to such law, rule, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, rule, statute or regulation, in each case as in effect at the time any such reference is operative. Any reference to a Person includes the successors, assigns, participants and transferees of such Person, but such reference will not increase, decrease or otherwise modify in any way the provisions in this Agreement or any other document governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement.

SCHEDULE 1

Pledged Interests

Grantor	Issuer	Class	Certificate No.	Percent of Equity Interests Owned	Percent of Equity Interests Pledged
SunPower Corporation (Delaware corporation)	SunPower Equity Holdings, LLC (Delaware limited liability company)	Limited Liability Company Interest	01	100%	100%

SCHEDULE 2

Grantor Information

Grantor name	Type of Entity	Chief Executive Office	Jurisdiction of Organization	Federal EIN
SunPower Corporation	Corporation	51 Rio Robles, San Jose, CA 95134	Delaware	94-3008969